As filed with the Securities and Exchange Commission on March 9, 2012.

Registration No. 333-175190
Registration No. 333-137458
Registration No. 333-117003
Registration No. 333-113692
Registration No. 333-66434
Registration No. 333-46008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________________

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-66434
UNDER THE SECURITIES ACT OF 1933
____________________________________
Vertro, Inc.
(Exact Name of Registrant as specified in its charter)

Delaware	88-0348835
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

143 Varick Street
New York, New York 10013
(212) 231-2000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
____________________________________

Vertro, Inc. 2006 Stock Award and Incentive Plan
Vertro, Inc. 2004 Stock Incentive Plan
Vertro, Inc. EMI Replacement Option Plan
Vertro, Inc. 1999 Stock Incentive Plan
(Full Title of the Plans)
____________________________________

John B. Pisaris
General Counsel
143 Varick Street
New York, New York 10013
(212) 231-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
____________________________________

Copies of Correspondence to:
Jeremy D. Siegfried, Esq.
Porter, Wright, Morris & Arthur, LLP
41 South High Street
Columbus, Ohio 43215
Telephone: (614) 227-2000
Fax: (614) 227-2100
____________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer [ ]	Accelerated filer [_]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]

EXPLANATORY STATEMENT

Deregistration of Securities

On March 1, 2012, pursuant to the terms of the Agreement and Plan of Merger (“Merger Agreement”), dated October 16, 2011, by and among Vertro, Inc. (“Vertro”), Inuvo, Inc. (“Inuvo”), and Anhinga Merger Subsidiary, Inc. (“Merger Sub”), a wholly owned subsidiary of Inuvo, Merger Sub merged with and into Vertro, with Vertro surviving as a wholly owned subsidiary of Inuvo. Pursuant to the Merger Agreement, upon the closing of the Merger, each outstanding share of Vertro common stock, $0.005 par value per share (“Vertro Common Stock”), was converted into the right to receive 1.546 shares of Inuvo common stock, $0.001 par value per share (“Inuvo Common Stock”). All compensatory awards based on or comprised of Vertro Common Stock, such as stock options and restricted stock units, were converted into and became, respectively, awards based on or comprised of Inuvo Common Stock, in each case on terms substantially identical to those in effect immediately prior to the effective time of the Merger, in accordance with the 1.546 exchange ratio.

These Post-Effective Amendments to the Vertro Registration Statements on Form S-8 listed below (collectively, the “Prior Registration Statements”), are filed to deregister all securities that were previously registered and have not been sold or otherwise issued as of the date of the filing of these Post-Effective Amendments under the (i) Vertro, Inc. 2006 Stock Award and Incentive Plan, (ii) Vertro, Inc. 2004 Stock Incentive Plan, (iii) Vertro, Inc. EMI Replacement Option Plan, and (iv) Vertro, Inc. 1999 Stock Incentive Plan, as the case may be, and for which the Prior Registration Statements had remained in effect.

     1. Registration Statement No. 333-175190 filed June 28, 2011;
     2. Registration Statement No. 333-137458 filed September 19, 2006;
     3. Registration Statement No. 333- 117003 filed June 30, 2004, as amended on September 3, 2004;
     4. Registration Statement No. 333-113692 filed March 17, 2004, as amended on September 3, 2004;
     5. Registration Statement No. 333-45852 filed August 1, 2001, as amended on September 3, 2004; and
     6. Registration Statement No. 333-15961 filed September 18, 2000, as amended on September 3, 2004.

As a result of the Merger, Vertro has terminated all offerings of its securities pursuant to its existing registration statements, including the Prior Registration Statements. In accordance with the undertakings made by Vertro in the Prior Registration Statements to remove from registration by means of a post-effective amendment any securities registered under the Prior Registration Statements which remain unsold at the termination of such offerings, Vertro hereby removes from registration any securities registered under the Prior Registration Statements which remain unsold.

Signatures

Pursuant to the requirements of the Securities Act of 1933, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused these Post-Effective Amendment No. 2s and Post-Effective Amendment No. 1s to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 9, 2012.

Vertro, Inc.

By:	/s/ John B. Pisaris
John B. Pisaris
General Counsel & Secretary

COLUMBUS/1622696v.1